Exhibit 1

Rio de Janeiro, September 15, 2020.

B3 S.A. – Brasil, Bolsa, Balcão

Ms. Ana Lucia Pereira

Superintendence of Issuers Listings and Monitoring (Superintendência de Listagem e Supervisão de Emissores)

c.c.:	Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – CVM)
Mr. Fernando Soares Vieira – Superintendence of Corporate Relations (Superintendência de Relações com Empresas)
Mr. Francisco José Bastos Santos – Superintendence of Market and Agent Relations (Superintendência de Relações com o Mercado e Intermediários)

Re.: Official Letter B3 710/2020-SLS

Dear Sirs,

Oi S.A. – In Judicial Reorganization (the “Company” or “Oi”) hereby clarifies as follows, in compliance with the Official Letter B3 710/2020-SLS, dated September 14, 2020, from B3 S.A. – Brasil, Bolsa, Balcão (“B3”), as transcribed below (the “Official Letter”):

“In view of the latest fluctuations observed with respect to the shares issued by this company, the number of trades and the volume traded, as detailed below, we hereby request to be informed by September 15, 2020, about the existence of any fact known by you which may justify them.

Common Shares (ON)
Prices (in R$ per share)
Date	Opening	Minimum	Maximum	Average	Closing	Fluctuations %	No. trades	Amount	Volume (R$)
08/31/2020	1.71	1.70	1.76	1.73	1.70	-1.16	23,941	161,727,000	279,596,330.00
09/01/2020	1.73	1.72	1.79	1.75	1.78	4.70	22,585	115,320,300	201,993,466.00
09/02/2020	1.82	1.79	1.87	1.84	1.86	4.49	40,486	214,919,800	394,431,939.00
09/03/2020	1.89	1.80	1.93	1.87	1.82	-2.15	44,637	332,703,400	620,751,529.00
09/04/2020	1.86	1.76	1.86	1.80	1.84	1.09	29,275	235,921,500	424,101,566.00
09/08/2020	1.95	1.86	1.97	1.91	1.86	1.08	67,009	357,403,400	682,303,425.00
09/09/2020	1.95	1.76	1.95	1.85	1.80	-3.22	82,774	539,482,600	996,316,065.00
09/10/2020	1.75	1.66	1.78	1.72	1.66	-7.77	44,803	322,110,300	553,569,938.00
09/11/2020	1.70	1.57	1.71	1.63	1.63	-1.80	53,653	318,702,800	519,177,273.00
09/14/2020*	1.64	1.64	1.79	1.71	1.79	9.81	15,753	183,191,700	314,110,622.00

* Updated as of 12:05 p.m.”

In this regard, Oi clarifies that there are no material facts or acts that, to its understanding, might justify possible atypical fluctuations in the number of trades and in the amount of the Company’s shares traded other than those already widely disclosed to the market, such as the approval of the Judicial Reorganization Plan at the General Creditors’ Meeting held on September 8, the acceptance of the binding offer for the sale of Oi’s and its subsidiaries’ mobile telephony business and the beginning of the market sounding process to prospect investors interested in acquiring its paid TV business.

Oi therefore reaffirms its commitment to keep its shareholders and the market informed with respect to relevant and material aspects of its businesses and reiterates that investors and the market in general should be guided solely by the official disclosures made by the Company.

These are the clarifications we have in connection with the Official Letter, and we remain at your disposal for any further clarification.

Sincerely,

Oi S.A. – In Judicial Reorganization

Camille Loyo Faria

Chief Financial Officer and Investor Relations Officer

Rua Humberto de Campos, 425 – 8th floor Leblon – Zip Code 22430-190 Rio de Janeiro - RJ	www.oi.com.br